Warburg Pincus Global Fixed Income
For the One Year Ended October 31, 1995


          Total Return With Waivers:

                    ((11,065-10,000)/10,000) = 10.65%

          Total Return Without Waivers:

                    ((10,986-10,000)/10,000) = 9.86%


For the Five Years Ended October 31, 1995

          Total Return With Waivers:

  ((15,012/10,000)[*graphic omitted-see footnote below] -1) = 8.46%

          Total Return Without Waivers:

  ((13,949/10,000)[*graphic omitted-see footnote below] -1) = 6.88%


------------------------
* The expression in parentheses is being raised to the power of 1/5.00274.



30 Day SEC Yield at 10/31/95


     503,402.85 - 50,673.67
2[(  ---------------------- +1)[*graphic omitted-see footnote below] -1]= 8.76%
     5,717,935.851 x 11.04



------------------------
* The expression in parentheses is being raised to the 6th power.